Exhibit 10.8

DIRECTOR COMPENSATION POLICY AND STOCK OWNERSHIP GUIDELINES

The Compensation Committee of the Board of Directors (the “Board”) of Uber Technologies, Inc. (the “Company”) has adopted this Director Compensation Policy and Stock Ownership Guidelines (the “Policy”), pursuant to which any member of the Board who is not an employee of the Company or any of its affiliates (each, a “Non-Employee Director”) will be compensated as set forth in this Policy.

I.	Cash Compensation

Following the Effective Date, an annual cash retainer of $50,000 will be paid to each Non-Employee Director. The following additional annual cash retainers will be paid to each Non-Employee Director who serves in one of the following roles:

Audit Committee	Chair: $35,000

Member: $20,000

Compensation Committee	Chair: $25,000

Member: $15,000

Nominating and Governance Committee	Chair: $25,000

Member: $15,000

Chairperson of the Board	$200,000

A committee chair will receive the chair retainer for the applicable committee, but also will not receive the committee member annual retainer. All cash compensation is earned on a daily basis, payable at the end of each calendar quarter. The amount of quarterly cash compensation that each Non-Employee Director will be entitled to receive for service as a director, committee chair, or committee member, as the case may be, will be equal to (i) a fraction, (1) the numerator of which is the annual cash retainer for the applicable role, and (2) the denominator of which is the number of days in the calendar year; multiplied by (ii) the number of days the Non-Employee Director served as a director, committee member, or committee chair, as the case may be, during such quarter.

Compensation of the Chairperson of the Board will be determined from time to time by the Compensation Committee in consultation with the Nominating and Governance Committee and the Board.

Compensation for service on any other special or standing committees of the Board will be determined by the Compensation Committee in consultation with the Nominating and Governance Committee and the Board.

II.	Equity Compensation

Following the Effective Date, an annual RSU award (the “Annual RSU Award”) will be granted to each Non-Employee Director on January 1 of each calendar year in accordance with the following:

•	The Annual RSU Award will have a grant value of $250,000.

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If the Non-Employee Director is not serving as a Non-Employee Director on January 1 of the relevant calendar year, the grant value of the Annual RSU Award for the initial term that lasts from the date of election or appointment until December 31 will be reduced on a pro rata basis, such that the amount payable will be equal to the target grant value multiplied by a fraction, the numerator of which is the number of days the Non-Employee Director served as a director during the calendar year and the denominator of which is the number of days in the calendar year.

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If the Non-Employee Director elects to retire from the Company at any time, the Compensation Committee will have the authority to accelerate the vesting of a prorated portion of the Annual RSU Award, such that the amount payable will be equal to the grant value multiplied by a fraction, the numerator of which is the number of days the Non-Employee Director served as a director during the calendar year and the denominator of which is the number of days in the calendar year. No Annual RSU Award will be accelerated if a Non-Employee Director resigns from the Board or is otherwise disqualified or removed, with or without cause, from the Board.

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The actual grant value of the Annual RSU Award will be converted into the number of shares underlying the award based on the average daily closing price per share of the Company’s Common Stock in the month prior to the grant date (rounded down to the nearest whole share).

•	The Annual RSU Award will fully vest on December 31 of the year of grant.

•	The Annual RSU Award will be subject to the Company’s standard form of RSU Award Agreement.

III.	Other Compensation

Expense Reimbursement

All members of the Board will be reimbursed for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of the Board and committees thereof, following submission by the Non-Employee Director of reasonable written substantiation for the expenses, consistent with the Company’s reimbursement policy.

IV.	Director Stock Ownership Guidelines

The minimum share ownership level for each Non-Employee Director will be ten times the Non-Employee Director’s annual cash retainer, not inclusive of any retainer for service on a committee of the Board or for service as Chairperson of the Board.

The minimum share ownership levels for each Non-Employee Director will be determined annually using the total Non-Employee Director’s annual cash retainer as of March 31 of the applicable year and (i) the average daily closing price per share of the Company’s Common Stock for the month ending on March 31 of the applicable year or (ii) any other price per share of the Company’s Common Stock that the Compensation Committee deems appropriate.

The following may be used in determining stock ownership:

•	Shares owned directly (including through open market purchases);

•	Shares owned jointly with or separately by the individual’s spouse; and

•	Shares held in trust for the benefit of the individual, the individual’s spouse, and/or the individual’s children.

Any shares held prior to the Non-Employee Director’s date of election will count towards the ownership requirement.

The applicable level of Company stock ownership is expected to be satisfied within three years after an individual first becomes subject to this Policy and maintained thereafter for as long as the individual remains a Non-Employee Director.

Each Non-Employee Director will be notified annually of such individual’s minimum share ownership requirement, current holdings, and whether he or she must hold any additional shares to meet these stock ownership guidelines.

The Compensation Committee will evaluate whether exceptions should be made in the case of any Non-Employee Director who, due to his or her unique financial circumstances, would incur an undue hardship by complying with these stock ownership guidelines.

V.	Effective Date

The effective date of the Policy is January 1, 2020 (the “Effective Date”), with the exception of Dr. Ronald Sugar, the current Chairperson of the Board, who has an independent effective date of January 1, 2021.

If an individual becomes a Non-Employee Director after the effective date of the Policy, the Policy will apply to such individual commencing on the date he or she becomes a Non-Employee Director.

VI.	Amendment

This Policy will be reviewed periodically and may be amended from time to time by the Compensation Committee.

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